Exhibit 10.1

March 15, 2005

Dr. Axel J. Unterbeck

Re: Separation of Employment

Dear Axel:

This letter sets forth the agreement (the “Agreement”) concerning your change of employment status with Memory Pharmaceuticals Corp., including its present or former parent, subsidiaries, divisions, affiliates, successors, assigns, representatives, agents, shareholders, officers, directors and employees (collectively the “Company”). We want to minimize any disruption that your separation may cause you, and therefore, would like to offer you financial assistance, subject to the terms of this Agreement. The following information outlines the terms of your separation and the consideration being offered to you.

1. This shall confirm that you voluntarily resigned your employment with the Company effective April 1, 2005. Provided that you execute and deliver this Agreement in a timely manner and not exercise your right to revoke it, as consideration for this Agreement, the Company will extend the exercisability of your stock options post-termination from three months to up to twelve (12) months upon your written request at any time or from time to time after the date hereof. As additional consideration, the Company will allow you the opportunity to be a consultant, for a period of six months commencing the next day following the later of (i) the effective date of your resignation, or (ii) the expiration of the revocation period defined below. In this regard, the Company shall require you to sign the Consulting Agreement annexed hereto as Exhibit A, the terms and conditions of which include, but are not limited to, your agreement to execute a General Release on or about the conclusion of the consulting term (annexed to the Consulting Agreement as Exhibit 1).

Regardless of whether you sign this Agreement, and in addition to the employee benefit continuation provisions set forth in the Consulting Agreement, the Company will allow you to continue as a member of its group health insurance plans at your own expense in accordance with the applicable plan, as well as applicable federal and/or state law, for the benefit continuation period required by applicable law.

From and after the date hereof, the Company shall honor all of its indemnification obligations to you, in your capacity as a former director and officer of the Company, whether such indemnification obligations arise pursuant to the Company’s certificate of incorporation, bylaws or otherwise. The Company shall maintain in effect for five years from the date hereof the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the effective date of your resignation.

2. You acknowledge that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided herein. In addition, you acknowledge that the consideration set forth herein exceeds any payments and/or benefits provided in any agreement, verbal or written, as well as any employment or personnel policy, procedure or handbook, which may be applicable to you, including but not limited to your January 5, 1998 Employment Agreement, November 12, 1999 Letter Agreement (effective July 1, 1999), March 4, 2002 Letter Agreement, March 4, 2002 Letter regarding sale of Series D stock, and August 14, 2002 Letter Agreement, the Company’s 1998 Employee, Director and Consultant Stock Option Plan (the “1998 Plan”), the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), and all applicable stock option agreements (if any) under the 1998 Plan and the 2004 Plan. You acknowledge that you would not be entitled to this consideration absent your promises set forth herein.

3. In exchange for the Company providing you with the above-referenced consideration, which you acknowledge is good and valuable consideration to support this Agreement, you hereby waive all claims against the Company, and release and discharge the Company from liability for any claims or damages you may have against it as of the date of this Agreement, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on your employment by and the termination of your employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, attorneys’ fees, costs, and/or future wage loss.

4. You understand that the consideration provided to you under the terms of this Agreement does not constitute an admission by the Company that it has violated any law or legal obligation.

5. You agree, to the fullest extent permitted by law, that you will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of your signature. You represent and warrant that you have not done so as of the effective date of the Agreement. Notwithstanding the foregoing promise, if you violate this paragraph, you agree to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude you from (1) enforcing the terms of this Agreement; (2) challenging the knowing and voluntary nature of this Agreement; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

6. You further agree to waive your right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on your behalf arising out of or related to your employment with and/or separation from employment with the Company and promise not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on your behalf or on behalf of any class of which you are a member with respect to any of the claims you have waived.

7. You further represent and warrant that you have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, any member of the Company’s legal or compliance departments, or any other representative of the Company, and you have no knowledge of any such improper, unethical or illegal conduct or activities. Additionally, nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Legal or Compliance Departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization.

8. Until this Agreement has been publicly disclosed by the Company, you agree to keep confidential all information contained in this Agreement and relating to this Agreement, except (1) to the extent the Company consents in writing to such disclosure; (2) if you are required by process of law to make such disclosure and you promptly notify the Company of your receipt of such process; or (3) because you must disclose certain terms to your financial consultant, attorney or spouse.

9. In addition, during the course of your employment with the Company, you acknowledge that you acquired certain confidential and proprietary information regarding the Company, including, without limitation, trade secrets, customer lists, information relating to the sources of customers, financial, personnel, and customer information, and any confidential information concerning the business or affairs of any supplier, creditor, lender, shareholder or customer of the Company or any of its affiliates. You agree to keep strictly confidential any such confidential information of the Company which you acquired in connection with your employment. You acknowledge that you will fully comply with paragraphs 4, 5, 6, 8 and 9 of your January 5, 1998 Employment Agreement, as amended, a copy of which is annexed hereto and incorporated herein. You further agree that the time period referenced in paragraph 4(b) shall be modified from one year to eighteen (18) months, to commence on April 1, 2005 and conclude on September 30, 2006.

10. You agree to return promptly to the Company all Company property, including, without limitation, all access passes, keys, laptops, hardware, software, files, papers, memoranda, letters, handbooks, manuals and customer lists in your possession (provided, however, that any cell phones, blackberries, laptops and software loaded on such laptops may be retained by you for the term of the Consulting Agreement). You agree to be reasonably available to the Company and its counsel in connection with any threatened, actual or future litigation involving the Company, whether administrative, civil or criminal in nature, in which and to the extent your availability is deemed necessary by the Company in its discretion, subject to reimbursement of your reasonable expenses. You agree to render such cooperation in a timely manner on reasonable notice from the Company.

11. You agree that you will not publicly or privately disparage the Company or any of the Company’s products, services, divisions, affiliates, related companies or current or former officers, directors, employees, agents, administrators, representatives or fiduciaries or take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of the Company’s current or former officers, directors, employees, agents, administrators, representatives or fiduciaries. The Company agrees that it will not publicly or privately disparage you or take any action which could reasonably be expected to adversely affect your personal or professional reputation.

12. It is understood that you will have up to twenty-one (21) days from the date you receive this Agreement to consider its terms and return it to the Company. During this twenty-one (21) day period and before signing below, you are encouraged to consult with an attorney regarding the terms of this Agreement, at your own expense. The terms of the offer set forth herein will expire at the conclusion of the twenty-one (21) day period, if not accepted during that period of time. You may sign the Agreement prior to the conclusion of the twenty-one (21) day period. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with a full understanding of its terms. You also acknowledge that you will have seven (7) days from the date you sign this Agreement to revoke the Agreement by notifying the Company in writing prior to the expiration of the seven (7) day period.

13. This Agreement constitutes and contains the complete understanding between you and the Company with respect to the subject matter addressed in this Agreement, and supersedes and replaces all prior negotiations and all agreements, if any, whether written or oral, concerning the subject matter of this Agreement, except for (1) the Consulting Agreement; and (2) paragraphs 4 (as modified herein), 5, 6, 8 and 9 of the January 5, 1998 Employment Agreement, as amended. In addition, your execution of a General Release at the conclusion of the consulting term (or any failure by you to do so) shall not affect the validity of this Agreement. The parties have executed this Agreement with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection with the true facts involved, or with regard to any facts which are now unknown to them.

14. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

15. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows (or to such other address as either party may notify the other in the future):

If to the Company, to:

Memory Pharmaceuticals Corp.
100 Philips Parkway
Montvale, New Jersey 07645
Attn: Vice President Legal Affairs

If to Dr. Axel J. Unterbeck, to:

16. By signing this Agreement, you acknowledge that: (1) you have read this Agreement completely; (2) you have had an opportunity to consider the terms of this Agreement; (3) you have had the opportunity to consult with an attorney of your choosing prior to executing this Agreement to explain the Agreement and its consequences; (4) you know that you are giving up important legal rights by signing this Agreement; (5) you have not relied on any representation or statement not set forth in this Agreement; (6) you understand and mean everything that you have said in this Agreement, and you agree to all its terms; and (7) you have signed this Agreement voluntarily and entirely of your own free will.

If you have any questions concerning the terms of our offer, please do not hesitate to contact the Company. Regardless of your decision, we wish you much success and happiness in your future endeavors.

MEMORY PHARMACEUTICALS CORP.

By: /S/ Tony Scullion

Tony Scullion, Chief Executive Officer

OFFER UNDERSTOOD, AGREED AND ACCEPTED:

/S/ Axel J. Unterbeck, Ph.D.
Axel J. Unterbeck, Ph.D.

March 15, 2005
Date

Subscribed to and Sworn before me
this 15th day of March, 2005

/S/ Gale R. Cataraso
NOTARY PUBLIC

EXHIBIT A

[See Exhibit 10.2]